Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT, dated as of March 9, 2018, (this Agreement”) is being executed by QUOIN PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and DENISE CARTER (“Executive”) to set forth the terms of Executive’ s employment by the Company and the compensation and benefits to be provided to Executive.

Intending to be legally bound, Executive and the Company agree as follows:

1. Definitions. As used in this Agreement, the following terms whether used in the singular or plural form shall have the meanings set forth below:

1.1. An “Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person including without limitation any direct or indirect Subsidiary of such Person.

1.2. “Board” means the Board of Directors of the Company before the Reverse Merger and the Board of Directors of Skinvisible after the Reverse Merger.

1.3. “Code” means Internal Revenue Code of 1986, as amended.

1.4. “Company’s Business” means:

(a) the business of development and commercialization of products based on the Company’s proprietary drug delivery technologies; and -

(b) any other business conducted or under development during the Restrictive Period by the Company or any Affiliate of the Company.

1.5. “Executive Management” means collectively, all Persons who have been, are or hereafter shall be officers of the Company or otherwise are in an executive or management position with the Company.

1.6. “Person” means any association, company, corporation, estate, individual, limited liability company, limited liability partnership, limited partnership, family limited partnership, general partnership, individual, trust or other entity or organization of any nature.

1.7. “Restrictive Period” means the period of time that commences on the date of this Agreement and ends one (1) year following the Exit Date.

1.8. “Reverse Merger” means the proposed merger of the Company with and into a subsidiary of Skinvisible, with the Company surviving as a wholly-owned subsidiary of Skinvisible.

1.9. “Skinvisible” means Skinvisible, Inc., a Nevada corporation, whose name will be changed to Quoin Pharmaceuticals, Inc. after the consummation of the Reverse Merger.

1.10. “Subsidiary” means any corporation of which the Company owns or controls, directly or indirectly, through one (1) or more Affiliates or other Subsidiaries, more than fifty percent (50%) of the combined voting power of all of the outstanding securities of capital stock of such corporation. and includes, without limitation? any such company to be established by Quoin in any territory in the world.

2. No Conflicting Agreements. Executive represents to the Company that she is not currently subject to any employment agreement, confidentiality agreement, non-competition agreement, non-disclosure agreement or any other agreement, covenant, understanding or restriction which would prohibit Executive from fully observing and performing her duties and responsibilities to the Company or would otherwise in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to Executive by the Company.

3. Employment and Compensation. The Company hereby agrees to employ Executive, and Executive accepts such employment, in accordance with the terms of this Agreement.

3.1. Position. Executive shall serve on a full-time basis as Chief Operating Officer of the Company and as member of the Board and shall perform all duties and responsibilities in connection therewith. Executive shall report directly to the Chief Executive Officer on all matters. Executive’ s primary work location shall be her home office, currently in Philadelphia, Pennsylvania.

3.2. Term. The term of this Agreement will be deemed to have commenced on January 1, 2017 (when formation activities associated with the Company commenced) and shall continue until such employment is terminated pursuant to Section 6 hereof (the “Employment Term”).

3.3. Base Salary and Benefits. During the Employment Term, the Company shall: (a) pay Executive annual base of four hundred thousand dollars ($400,000) (“Base Salary”), payable in installments at such time as the Company customarily pays its other employees, (b) provide Executive with group insurance and other fringe benefits, as the Company in its sole discretion, provides from time to time to other executives of the Company,

(c) provide Executive with an automobile allowance of $1,500 per month and (d) provide Executive with a monthly office allowance of $2,500 (collectively, the “Benefits”). (collectively, the “ Benefits”).

3.4. Bonus. At the end of each year during the Employment Term of this Agreement, Executive shall be eligible to receive, in the normal course of the year-end evaluations by the Compensation Committee of the Board, an annual bonus based on annual corporate and individual performance goals established by the Board (a ” Bonus”) and, in its discretion, for equity grants, provided, however, that each Bonus shall be in an amount that is no less than thirty percent (30%) of her Base Salary and each Bonus shall be paid no later than January 31 of each year (for the prior year) during the Employment Term.

3.5. Education Reimbursement. Executive will be fully reimbursed for all expenses and fees associated with the Executive MBA program at Wharton for which she is currently enrolled, including those incurred to date and all future expense incurred through the completion of the program (the” Education Reimbursement”).

3.6. Delayed Payment Executive accepts that, until such time as the Company has sufficient funds to pay her Base Salary, Benefits and Education Reimbursement, her Base Salary, office allowance, automobile allowance and Education Reimbursement will accrue monthly. In addition, until the Company has established a healthcare plan for its employees, Executive will pay for her own healthcare and the Company will reimburse Executive for all amounts paid for healthcare. The Company agrees that all such accrued amounts will be treated as indebtedness to Executive and the Company is legally bound to make such payment once it has access to the necessary funds.

3.7. Expense Reimbursement. The Company will reimburse Executive, in accordance with the Company policy, for all properly-documented expenses incurred or paid by him in connection with the performance of her duties hereunder.

3.8. Advance of Expenses. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by Executive or the Company related to any contest or dispute between Executive and the Company or any of its Affiliates, by reason of the fact that Executive is or was a director, officer, or member of the Board, or of the Company, or any Affiliate of the Company, or is or was serving at the request of the Company as a director, member of the management board, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer, or director, member of the Board or member of the Supervisory Board from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (a) a written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined in a final non-appealable decision that Executive is not entitled to be indemnified by the Company under this Agreement.

3.9. D&O Insurance. During the Employment Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage a1 a minimum level of $10 million for Executive on terms that are no less favorable than the coverage provided to other officers, directors, members of the Board.

3.10. Vacation. So long as Executive is employed by the Company, Executive shall be entitled to five (5) weeks annual vacation in accordance with such policies as the Company shall from time to time promulgate.

4. No Solicitation/Hire. During the Restrictive Period, Executive shall not, either directly or indirectly, without the prior written consent of the Company, employ or solicit the employment of any Person or engage, solicit the engagement as a consultant of any Person, who is employed by the Company or any of its Affiliates, in an executive, management, marketing, scientific or technical capacity on a full or part-time basis as of the date of termination of the employment relationship between the Company and Executive or within the one (l) year period immediately preceding the Exit Date. Even with the prior written consent of the Company, any employment, solicitation, or engagement, or any attempt thereof, whether directly or indirectly, by Executive of any Person subject to the provisions of this paragraph, remains subject to the terms and conditions of this Agreement, including, but not limited to, Paragraph 5 “Covenant Not-To-Compete.”

5. Covenant-Not-To-Compete. During the Restrictive Period, Executive shall not, and shall not encourage or permit any of her Affiliates, directly or indirectly, to:

5.1. engage in competition with any Person engaged in competition with the Company’s Business anywhere in the world (other than an interest of not more than five percent (5%) of the outstanding stock of any publicly traded company);

5.2. without the prior written consent of the Company, solicit, employ, interfere with or attempt to entice away from the Company or any Affiliate of the Company any Person who has been employed or was engaged by the Company or any such Affiliate in an executive, management, marketing, scientific or technical capacity in connection with the conduct of the Company’s Business; or

5.3. provide any material assistance to any Person who competes with or has plans of which Executive is aware to compete with the Company’s Business, or solicit or encourage any Person who at any time during the one (1) year period immediately preceding the Exit Date;

(a) was a customer, client, supplier, agent or distributor of the Company or any Affiliate to cease doing business with the Company or reduce the amount of business it does with the Company, or change its relationship with the Company or

(b) was a Person with whom Executive had regular, substantial or a series of business dealings on behalf of the Company or any Affiliate of the Company to change or eliminate its business dealings with the Company or any Affiliate.

5.4. The Restrictive Period shall be automatically extended for any period of time during which Executive has breached any provisions hereof. The geographic scope of the covenants set forth in this Section 5 shall be worldwide and Executive acknowledges that the business of the Company and its Affiliates is worldwide and therefore the geographic scope of such covenants is reasonable and necessary to protect the interests of the Company.

6. Termination of Employment. This Agreement and Executive’s employment hereunder shall terminate upon the occurrence of any one or more of the following events:

6.1. Death or Disability. Executive’s employment with the Company and the Employment Term will automatically terminate upon her death or Disability. For the purposes of this Agreement, “Disability” shall mean the inability to perform the normal and customary duties of her position for any period of ninety (90) consecutive days during any twelve (12)- month period or one hundred and twenty (120) days during any such twelve (12)-month period.

6.2. Termination by the Company for Cause. The Company may, at its option, terminate this Agreement and Executive’s employment hereunder for Cause (as defined herein). For purposes hereof, “Cause” shall mean Executive’s (a) conviction of, guilty plea to or confession of guilt of a felony pertaining to or involving dishonesty, harassment or violence, (b) willful misconduct or gross negligence in the performance of services hereunder which is materially and demonstrably injurious (monetarily or otherwise) to the business, prospects, or operations of the Company or any Affiliate of the Company which, if curable, remains uncured for thirty (30) days after the Company provides written notice thereof to Executive, or (c) after a written warning and a 30-day opportunity to cure such non-performance and breach, continued willful failure to perform Executive’s material duties hereunder or other material breach of this Agreement (including, without limitation, a breach of any of Executive’s obligations under Section 4 or Section 5 hereof).

6.3. Without Cause by the Company. The Company may, at its option, at any time te1minate Executive’s employment for no reason or for any reason whatsoever (other than for Cause or due to death or Disability (as defined below)), provided that in such event the Company shall follow the terms and conditions contained herein and provide Executive.

6.4. Termination by Executive. Executive may terminate this Agreement and Executive’s employment hereunder at any time with or without Good Reason with notice to the Company. However, if Executive terminates her employment without Good Reason, then she shall provide the Company with not less than thirty (30) days prior written notice, which period can be shortened at the sole discretion of the Company. Notwithstanding the foregoing, Executive shall not be entitled to terminate Executive’s employment with the Company for the occurrence of any Good Reason unless Executive (i) notifies the Company of the occurrence of such Good Reason within ninety (90) days after its initial occurrence, (ii) provides the Company with thirty (30) days to cure the occurrence of such Good Reason event of which the Company is so notified, and (iii) elects to terminate Executive’s employment with the Company as a result of such Good Reason event within one (1) year after the occurrence thereof; provided, however, that in the event Executive shall have previously given such 30-day opportunity to cure any such occurrence or commission of an event of Good Reason during the immediately preceding one (1) year, Executive shall not again be required to give such 30-day cure period for any second such act constituting Good Reason committed by the Company. For purposes of this Agreement, “Good Reason” shall mean, in the absence of a written consent of Executive:

(a) any action by the Company which results in a material diminution in Executive’s title, position, authority or duties from those customarily provided or performed by Executive or typical of a President and Chief Executive Officer of a similarly situated company;

(b) any material failure by the Company to comply with or breach by the Company of any material provision of this Agreement;

(c) any reduction in Executive’s Base Salary, eligibility for a Bonus or other amount owed to Executive hereunder;

(d) a relocation of Executive’s workplace outside of Philadelphia, Pennsylvania

(e) a change in reporting such that Executive no longer reports directly to the Chief Executive Officer; or

(f) Executive’s removal from the Board or failure to be appointed as a member of the Board except as a result of the termination of Executive’s employment by the Company for Cause.

6.5. Notice of Termination. Any termination of employment by Executive or the Company will be communicated by a “Notice of Termination.” A “Notice of Termination” means a written notice indicating the specific termination provision in this Agreement relied upon by the terminating party and, if such termination is due to Cause, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of employment under the provision so indicated.

6.6. Exit Date. “Exit Date” means: (a) if employment is terminated because of the Executive’s death or Disability, the date of her death or the Board’s determination of Disability, (b) if employment is terminated by the Company or by the Executive, the later of the date specified in the Notice of Termination and the last date that the specified breach giving rise to Cause or Good Reason may be cured (if curable) and (c) if employment is terminated due to the non-extension of the Employment Period pursuant to _, the date that the Employment Period expires.

7. Compensation Upon Termination of Employment.

7.1. Following Any Termination of Employment. Upon any termination of the Executive’s employment with the Company, the Company will pay to the Executive (or her estate, as appropriate) on the thirtieth (30th) day following the Exit Date: (a) the Base Salary through the Exit Date, (b) to the extent not already paid, any Bonus to which the Executive is entitled and has already been earned for a prior fiscal year and (c) any other accrued or vested benefits or reimbursements through the Exit Date to which the Executive is entitled by operation of contractual or statutory law including, without limitation, payment for accrued but unused paid-time-off days.

7.2. Fol1owing a Termination of Employment Due to Death or Disability. If the Executive’s employment with the Company is terminated due to her death or Disability, then in addition to the payments set forth in Section 7.1, the Company will pay to the Executive (or the Executive’s estate) a pro rata portion of the Bonus that the Executive would have been entitled to receive for the fiscal year in which the Exit Date occurs, ba5ed upon the percentage of the fiscal year that elapsed through the Exit Date, payable during the calendar year following the calendar year in which the Exit Date occurs. In addition, in the event of termination due to Disability, for a period of twenty-four (24) months following the Exit Date, the Company will pay to the Executive a taxable cash payment equal to the Executive’s monthly COBRA premium, the first payment of which shall be payable on the thirtieth (30th) day following the Exit Date, subject to the Executive’ s timely execution and non-revocation of the Release.

7.3. Following a Termination of Employment Without Cause; Termination by Executive for Good Reason. Upon the termination of this Agreement and Executive’ s employment with the Company either (a) by the Company other than for Cause, as a result of Executive’s death or as a result of Executive’s Disability, or (b) by Executive for Good Reason, in each case, then in addition to the payments set forth in Section 7.1, the Company shall pay or provide to Executive (i) the sum of the Base Salary for two (2) years from the Exit Date and two times the current years’ Bonus (at its minimum target of 30% of Base Salary) for the current year, payable over one-year on a semi monthly basis in accordance with the Company’s normal payroll practices subject to withholdings and deductions, and (ii) continuation of Executive’s medical benefits through and including the date which is two (2) years from and after the Exit Date; provided that if during this two (2) year period should Executive become employed as a consultant and/or employee for one or more entities and as a result be eligible to obtain comparable alternate medical benefits, then the Company shall cease continuation of Executive’s medical benefit and have no further liability for such payments and/or coverage. The payments described in (b) shall commence or be paid on the thirtieth (30th) day following the Exit Date, subject to the Executive’s timely execution and non-revocation of the Release.

7.4. No Other Obligations. Except as otherwise provided in Section 7.1, Section 7.2 and Section 7.3, the Company will have no further obligation to the Executive (or her estate).

7.5. Preconditions. Notwithstanding any provision of this Agreement to the contrary, the Company and its Affiliates shall be under no obligation to make any payments or provide any benefits (other than those that are legally mandated) to the Executive (or her estate) unless within thirty (30) days following the Exit Date the Executive (or her estate) has executed a general release (the “Release”) of any and all potential claims in a form satisfactory to the Company other than potential third party claims for which she would be entitled to indemnification, and such release has become effective and irrevocable in accordance with its terms. The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the thirtieth (30th) day following the Exit Date under the terms of this Agreement had such payments commenced immediately upon the Exit Date, and any payments made thereafter shall continue as provided herein.

8. Confidential Information/Developments.

8.1. Executive recognizes and acknowledges that by reason of her employment by and service to the Company, she shall have access to financial, marketing, scientific, technical, proprietary and other confidential information of the Company and its Affiliates, including information and knowledge pertaining to the Company’s standard operating procedures, processes and formulae, whether patentable or not, the Company’s pharmaceutical procedures, products and services offered, research ideas, product testing and development, clinical test results, methods, inventions, innovations, recipes and formulae, designs, ideas, plans, trade secrets, know-how, distribution and sales methods and systems, sales and profit figures, customer and client lists, supplier lists, confidential information obtained from third parties and relationships between the Company and its Affiliates, distributors, customers, clients, suppliers and others who have business dealings with the Company and its Affiliates and other information not known to the Company’ s competitors (all of the foregoing being hereinafter referred to as “Confidential Information”). Executive acknowledges that the Confidential Information is a valuable and unique asset of the Company and covenants that she shall not, either during the period of time during which Executive is employed by the Company or at any time thereafter, disclose any such Confidential Information to any Person for any reason whatsoever without the prior written authorization of the Board, unless such information is in the public domain through no fault of Executive or except (a) as may be required by law with prior notice to the Company, or (b) to the extent that such disclosure is provided on a “need-to-know” basis in the proper service of the Company’s business interests.

8.2. Executive further recognizes and acknowledges that, in light of her particular duties and responsibilities to the Company, all inventions, discoveries, programs, programming techniques, underlying program designs and/or concepts, machinery, products, processes, computer hardware, information systems, software (including without limitation source code, object code, documentation, diagrams and flow charts) and improvements, whether patentable or not, which have been or may in the future be made by him during the course of her duties to the Company which relate to any business or activity of the Company, whether solely or jointly with others, whether during or outside normal working hours and whether on or off the premises of the Company (all of the foregoing being hereinafter referred to as “Inventions and Discoveries”), are and shall be and remain the exclusive property of the Company, whether or not disclosed, assigned or transferred at the time of the termination of the employment relationship established pursuant to this Agreement.

8.3. Without request, Executive shall promptly and fully disclose to the Board and to no other Person the Inventions and Discoveries referred to in Section 8.2 above and shall assign to the Company all of her rights throughout the world to such Inventions and Discoveries. Upon the request of the Company, either during the period of time during which Executive is employed by the Company or thereafter, Executive or her personal representatives, at the sole expense and subject to the exclusive control of the Company, shall apply or join with the Company in applying for a patent, trademark, trade name or registered mark or design in all such countries of the world as the Company may in its sole discretion determine, and further shall execute all papers necessary therefore including without limitation assignments to the Company, or its nominee, without further consideration.

8.4. Papers. All correspondence, memoranda, notes, records, reports, drawings, lists, photographs, plans and other papers and items received or made by Executive in connection ‘\’nth her employment by the Company shall be the property of the Company. Executive shall deliver all such materials, and all copies thereof in whatever form stored, to the Company upon request of the Company and, even if it does not request, when her employment by the Company ends.

9. Disability Payments. In the event that the Company shall obtain or procure any disability or similar insurance which makes payments to Executive (“Disability Payments”) on account of Executive being unable to perform her duties and obligations to the Company by reason of illness, injury or incapacity, the aggregate amount of such Disability Payments shall constitute a credit on a dollar for dollar basis against all an1ounts, including without limitation Base Salary, owing by the Company to Executive and shall decrease on a dollar for dollar basis such amounts owing by the Company, and the Company shall be released to such extent. Nothing contained in this Section shall impose any duty or obligation upon the Company to obtain any such insurance.

10. Privacy. Executive understands that the Company is or may be subject to certain privacy regulations and laws and that the Company has adopted policies concerning privacy and, from time to time, agrees with third parties with which it does business to undertake certain privacy obligations. Executive shall comply with applicable laws regarding privacy, as in effect from time to time, and will comply with the Company’ s privacy policies and procedures, as in effect from time to time, as well as any privacy obligations which the Company has undertaken and those which, in the future, the Company undertakes.

11. Cooperation. Executive shall reasonably cooperate both during and for a period of 12 months immediately after Executive’s employment with the Company, at the Company’s sole cost and expense (including Executive’s travel, room and board and Executive’s attorney fees if necessary and requested by the Company, subject to the Company’s policies and procedures for such expenses), with any investigation by the Company involving the Company or any employee or agent of the Company with respect to events that occurred during Executive’s tenure with the Company. Should Executive be required to dedicate an aggregate of more than four (4) hours per week or sixteen (16) hours in total in providing any cooperative efforts or services hereunder, the Company shall compensation Executive for any such excess time expended based upon an hourly rate equal to the quotient of Executive’s Base Salary as in effect at the time of termination divided by 1,800.

12. Section 409A. It is intended that (a) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code and (b) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations l.409A-l (b)(4), l.409A- l(b)(9)(iii), and 1.409A-l(b)(9)(v). Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date Executive’s employment with the Company terminates or at such other times that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation l. 409A-l (i)) of the Company and (ii) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(l)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation l.409A-1(h)) with the Company, or, if earlier, the date of Executive’s death. Any payments delayed pursuant to this Section 12 shall be made in lump sum on the first day of the seventh month following Executive’s “separation from service’’ (as such term is defined under Treasury Regulation l. 409A-l (h)), or, if earlier, the date of Executive’s death. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’ s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (A) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (B) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

13. Enforcement. Executive acknowledges that any breach, violation or default by Executive of any of the representations, duties or obligations imposed upon Executive pursuant to this Agreement may cause the Company immediate and irreparable harm for which the Company’ s remedies at law (such as money damages) will be inadequate. The Company shall have the right, in addition to any other rights it may have, to obtain an injunction to restrain any breach or threatened breach of this Agreement. Should any provision of this Agreement be adjudged to any extent invalid by any competent tribunal, that provision shall be deemed modified to the extent necessary to make it enforceable. the Company may contact any Person with or for whom Executive works after her employment by the Company ends and may send that Person a copy of this Agreement.

14. Severability. In the event that any of the provisions of this Agreement, or the application of any such provisions to the Executive or the Company with respect to obligations hereunder, is held to be unlawful or unenforceable by any court, then the remaining portions of this Agreement will remain in full force and effect and will not be invalidated or impaired in any manner.

15. Waiver. No waiver by any party hereto of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.

16. Binding Effect Executive’s undertakings hereunder shall bind him and her heirs and legal representatives regardless of (a) the duration of her employment by the Company, (b) any change in her title, duties or the nature of her employment, (c) the reasons for or manner of termination of her employment, or (d) the amount of her compensation. The duties and responsibilities of Executive to the Company are of a personal nature and shall not be assignable or delegable in whole or in part by Executive. the Company shall have the absolute right to assign all or any part of this Agreement without the consent of Executive. In the event of any assignment by the Company of this Agreement, the Company’s assignee shall have the right to enforce each of the provisions of this Agreement and in such event, as used in this Agreement, “the Company” shall include any assignee or other successor to its business or assets.

17. Miscellaneous. This Agreement may be modified or varied only in writing signed by the Company and Executive, shall survive the termination of the employment relationship between the Company and Executive, is subject to and contingent and conditioned upon approval by the Board and shall not be binding upon the Company unless and until such approval by the Board is given and shall be governed by the laws of the State of Pennsylvania without giving effect to any conflict of law provisions.

18. Jurisdiction. The parties hereto agree that any legal suit action or proceeding between the arising out of or relating to this Agreement shall be brought in the appropriate court in Philadelphia, Pennsylvania and the parties each waive any defense as to personal jurisdiction therein.

IN WITNESS WHEREOF, and INTENDING TO BE LEGALLY BOUND HEREBY, the parties to this Agreement have executed this Agreement as of the 9th day of March, 2018.

QUOIN PHARMACEUTICALS, INC.

By:	/s/ Michael Myers, Ph.D.
Michael Myers, Ph.D.
President and Chief Executive Officer

EXECUTIVE

/s/ Denise Carter
Denise Carter

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